EXHIBIT 21.1

Subsidiaries of Registrant

1.           0758817 B.C. Ltd., a Canadian corporation.

2.           Blue Creek Wind Energy Facility LLC, a Texas limited liability company.

3.           Channing Flats Wind Energy Facility LLC, a Texas limited liability company.

4.           Hedley Pointe Wind Energy Facility LLC, a Texas limited liability company.

5.           Leila Lake Wind Energy Facility LLC, a Texas limited liability company.

6.           Snowflake Wind Energy Facility LLC, an Arizona limited liability company.

7.           Swisher Wind Energy Facility LLC, a Texas limited liability company.